Exhibit 10.6

December 9th, 2010

Daniel Weinand

Dear Daniel:

RE:    Offer of Employment

This letter will confirm our offer of employment to you as a Chief Design Officer with Jaded Pixel Technologies Inc. (“Jaded Pixel”), starting on December 9th, 2010. The terms and conditions of your employment will be as follows:

1.	Position

As mentioned above, you will be employed with us as a Chief Design Officer and will report to Tobias Lütke, CEO. As a Chief Design Officer you will be primarily responsible for the guidance and design features of Shopify. However, Jaded Pixel is a growing and dynamic company and all employees at Jaded Pixel are asked to remain flexible in the types of work they are prepared to undertake. This offer assumes that type of flexibility.

2.	Probationary Period

In accordance with Jaded Pixel’s policies, your employment is probationary for the first three months. The purpose of this probationary period is to provide Jaded Pixel an opportunity to assess your skills and suitability in the position of Chief Design Officer and your fit within the company generally. It also gives you an opportunity to see if we are a fit for you. During this period Jaded Pixel retains the right to terminate your employment for any reason, upon providing to you only that period of notice (or, at our option, pay in lieu of such notice), which is required by the Ontario Employment Standards Act.

3.	Hours of Work

We believe that different employees are more productive at different hours of the day, and during different days of the week. As such, although our office is ordinarily open from 9:00 a.m. until 5:00 p.m. we do not require you to adhere to traditional office hours. Therefore, while we generally expect you to be working between 35 and 40 hours per week, our focus is on employees acting responsibly and efficiently in a task-driven manner.

4.	Salary

Your salary will be $120,000 per annum, paid in accordance with Jaded Pixel’s standard payroll practices. In accordance with Jaded Pixel’s policies, your performance and salary will be reviewed on an annual basis.

5.	Bonus

In addition to the Salary mentioned above, you may also receive a bonus. However,

bonuses are in the absolute discretion of Jaded Pixel. In deciding whether to award a bonus or not, Jaded Pixel will consider its own profitability and the individual contribution of each employee. Bonuses, if any, will be paid at various times during the year or at the end of the calendar year.

6.	Jaded Pixel’s Policies, etc.

You agree that you will adhere to Jaded Pixel’s policies, rules, systems and procedures. Jaded Pixel reserves the right to change the provisions of any of these at any time.

7.	Employee Benefits

(1) You will be entitled to participate in Jaded Pixel’s Family Health Plan, in effect for all Jaded Pixel employees, after the completion of three (3) full months of employment with Jaded Pixel.

(2) We have enclosed a copy of our Family Health Plan booklet for your review. However, please note that benefits will be provided in accordance with the formal plan documents or policies and any issues with respect to entitlement to or payment of benefits under any of terms of the Family Health Plan will be governed by the terms of such documents or policies establishing the benefit in issue, not the description contained in the enclosed booklet.

(3) Finally, please note that the Employer reserves the right to unilaterally revise or eliminate any of the terms or benefits of the Family Health Plan.

8.	Vacation and Holidays

Similar to our approach on the hours you will work, we are also flexible when it comes to vacation and holidays. Generally, you will be entitled to three (3) weeks vacation per year; however, we may at our discretion accommodate reasonable requests for additional vacation days. Vacation is to be taken at a time and for a duration that is approved by management. Vacation should be taken during the calendar year and can only be carried over to the next calendar year with written approval. In addition to vacation, you will be entitled to be paid for all public holidays in accordance with the provisions of the Ontario Employment Standards Act.

9.	Termination of Employment

(1) It is always difficult to consider termination just when a new relationship is starting out, however, we believe that it is important that you understand and agree to your entitlements upon termination.

(2) Clause 2 above explains what you are entitled to if we terminate your employment with us during your probationary period.

(3) If we terminate your employment after your probationary period, unless you are terminated for “cause”, Jaded Pixel will provide you with the greater of.

a)	two weeks of notice (or, at our option, pay in lieu of such notice), or

b)	that period of notice (or, at our option, pay in lieu such notice) and severance pay if any, required by the Ontario Employment Standards Act, plus one (1) additional week of notice (or, at our option, pay in lieu of such notice) for each completed full year of employment as of the date upon which you receive notice of termination.

(4) In addition, the Employer will ensure that it complies with any other provisions of the Ontario Employment Standards Act which apply to the termination of your employment. For example, Jaded Pixel will continue all of your Family Health plan benefits for the period, if any required by such legislation.

(5) If you are terminated for “cause”, or you resign from your employment, you will not receive any notice or pay in lieu or severance pay. “Cause” for this purpose includes such things as unsatisfactory performance, dishonesty, insubordination and serious misconduct, as well as anything else which would legally constitute “cause”.

(6) Upon the termination of your employment with Jaded Pixel, you must return all Jaded Pixel property, including any Confidential Information, as defined in the attached Confidentiality, Non-Competition and Non-Solicitation Agreement, and you agree that you will not retain any copies of the Confidential Information.

10.	Confidentiality, Non-Competition and Non-Solicitation Agreement

We enclose our standard agreement regarding confidential information, non-solicitation and non-competition. This offer of employment is conditional upon you accepting the terms of these agreements.

If you are prepared to accept employment with Jaded Pixel in accordance with the terms and conditions outlined in this letter please sign both the Confidentiality, Non-Competition and Non- Solicitation Agreement and this letter and return them to me. When you have done so, this letter will constitute a binding agreement between you and Jaded Pixel with respect to your employment. The extra copies are for your personal files.

We are delighted to have you join the Jaded Pixel and look forward to your acceptance of this offer.

Yours truly,

Jaded Pixel Technologies Inc.

/s/ Tobias Lütke

Per: Tobias Lütke

EMPLOYEE’S AGREEMENT

I have read, understood and agree with the foregoing. I have had a reasonable opportunity to consider this letter and the matters set out therein. I accept employment with Jaded Pixel on the terms and conditions set out in this letter.

Dec. 9th, 2010	/s/ Daniel Weinand
December 9th, 2010	Daniel Weinand

Jaded Pixel Technologies Inc. Standard Confidentiality, Non-Competition and Non-Solicitation Agreement

Annex A: Confidentiality, Non-Competition and Non-Solicitation Agreement

1.	Introduction

This Confidentiality, Non-Competition and Non-Solicitation Agreement (the “Agreement) is between me, Daniel Weinand and Jaded Pixel Technologies Inc. (“Jaded Pixel”), and it forms an integral part of Jaded Pixel’s Offer of Employment. The Agreement confirms my commitment to abide by certain terms and conditions related to confidentiality, non-competition and non-solicitation.

In consideration of the Offer of Employment, and the payment of salary and benefits contained therein, I agree to be bound by the terms and conditions in this Agreement.

2.	Definitions

(1) “Confidential Information” means all of the materials and information on (whether or not reduced to writing and whether or not patentable or protected by copyright) provided by Jaded Pixel to me, or which is available to me during the course of my employment with Jaded Pixel, including, but not limited to, the following:

(a)	customer lists, records and statistics;

(b)	profits, costs and pricing data, sales policies, marketing plans and strategies, and any other information relating to the marketing, distribution, sale or supply of Jaded Pixel’s products and/or services;

(c)	personnel information, including but not limited to, the names and backgrounds of key personnel, personnel lists, information about compensation and benefits, performance evaluations of personnel and training and promotional policies;

(d)	Inventions, as defined below;

(e)	records and other materials in the form of art work, illustrations, notes, letters, data, tapes, reference items, models, sketches, blueprints, drawings and writings, in any way relating to any of the above information and any and all copies or extracts thereof;

(f)	technical and business information of Jaded Pixel’s clients which was obtained as a result of or in connection with the provision of services to such clients, including information regarding the business operations, methods and practices and product plans of such clients; and

(f)	any other materials or information related to Jaded Pixel’s business which is not generally known to others;

regardless of whether such materials or information are in paper or electronic format or any other format.

a. “Inventions” means all artworks, copy writing, marketing or media plans, concepts, copyrights, copyrightable works, computer data, developments, designs, discoveries, formulae or other intellectual property, ideas, improvements, industrial designs, innovations, inventions, know-how, patents, plans, processes, programs, schematic drawings, specifications, techniques, technology, topographies, trademarks, trade secrets (whether patentable or unpatentable) (including source code materials), which I make or discover by myself or in conjunction with others while employed by Jaded Pixel, which arise,

Jaded Pixel Technologies Inc. Standard Confidentiality, Non-Competition and Non-Solicitation Agreement

directly or indirectly, from my employment with Jaded Pixel, and which pertain to a business in which Jaded Pixel is engaged, is reasonably expected to engage in, or in which it has previously expressed an intention to enter

(3) “Pre-employment Inventions” means any Inventions that I made prior to my employment by Jaded Pixel.

3.	Commitment to Protect Confidential Information

(1) I acknowledge that Jaded Pixel owns and has a valuable interest in the Confidential Information that it develops in its operations.

(2) I acknowledge as an employee of Jaded Pixel, that I have access to this Confidential Information, which includes information not generally known in the industry, which was discovered, developed or obtained as a result of my employment with Jaded Pixel.

(3) Accordingly, I agree as follows:

(a)	Both during and after my employment with Jaded Pixel, I will:

i.	keep in confidence all Confidential Information and not, directly or indirectly, disclose any Confidential Information to any person whatsoever;

ii.	not, directly or indirectly, use any Confidential Information for my own benefit or for the benefit of any person or business whatsoever; and

iii.	not, directly or indirectly, use or copy any Confidential Information for any reason, except when reasonably necessary for the purpose of performing my duties as an employee of Jaded Pixel or with the consent of Jaded Pixel.

(b)	In the event of the termination of my employment, for whatever reason, I agree that I will promptly deliver to Jaded Pixel all Confidential Information in my possession and I will not take, copy or retain any records or other materials in any way relating to any Confidential Information without Jaded Pixel’s prior written-permission.

(c)	I confirm:

i.	that I do not have in my possession Confidential Information belonging to others, and therefore I will not use or disclose same to Jaded Pixel during my employment; and

ii.	that my employment will not require me to violate any obligation to or confidence with any other party (including, but not limited to, any previous employers).

(d)	I agree to comply with any procedures that Jaded Pixel may adopt from time to time to preserve the confidentiality of any Confidential Information.

(e)	I agree that the absence of any notice indicating confidentiality on any material will not imply that it is not Confidential Information.

(f)	Jaded Pixel agrees that the obligations imposed by this clause 3 on me shall not apply to information which:

i.	at the time it is received is in the public domain;

ii.	subsequently comes into the public domain through no fault of mine;

iii.	is lawfully received by me from a third party on an unrestricted basis;

iv.	is already legitimately known to me prior to disclosure; or

v.	is required by law to be disclosed,

Jaded Pixel Technologies Inc. Standard Confidentiality, Non-Competition and Non-Solicitation Agreement

provided, however, that I shall first have given prompt notice to Jaded Pixel of any possible or prospective order or proceeding pursuant to which any order may result which requires me to disclose any Confidential Information; and Jaded Pixel shall have been afforded a reasonable opportunity to prevent or limit any such disclosure of any of the Confidential Information. I understand and agree that this subparagraph does not grant to me any right or licence.

4.	Commitment to Disclose Inventions

(1) I agree that during my employment with Jaded Pixel and at any time thereafter, I will notify my immediate supervisor promptly in writing of all inventions.

(2) Subject to clause 4(4), I agree that all Inventions shall be the sole property of Jaded Pixel. I waive in whole any moral rights I may have in each of the Inventions and any part or parts thereof, including but not limited to the right to the integrity of the Invention, the right to be associated with the Invention as its author by name or under a pseudonym and the right to remain anonymous. Such agreement to waive is applicable regardless of whether the Inventions are considered works made in the course of employment or whether they are copyrightable. I will assist Jaded Pixel and/or its nominees (without charge but at no expense to me) at any time and in every proper way to obtain for its and/or their own benefit, patents and copyrights for all such Inventions anywhere in the world and to enforce its and/or their rights in legal proceedings.

(3) Subject to clause 4(4), I assign to Jaded Pixel all rights and interests in all such Inventions which pertain to a business in which Jaded Pixel is engaged, is reasonably expected to engage in, or in which it has previously expressed an intention to enter, except any Pre-Employment Inventions which I cannot assign to Jaded Pixel because of a prior invention agreement with a previous employer.

(4) Jaded Pixel recognizes the entrepreneurial background of its employees, and as a result, I understand that I may request that Jaded Pixel exempt my invention from clause 4 of this Agreement (an “Exempted invention”). Such an exemption is at the sole discretion of Jaded Pixel and a written agreement executed by Jaded Pixel agreeing to the Exempted Invention must be provided by Jaded Pixel in order for any exemption to apply.

(5) Every Invention, that is not an Exempted Invention, disclosed to anyone other than Jaded Pixel within six (6) months after the termination of my employment with Jaded Pixel will be presumed to be the property of Jaded Pixel, unless it is proved that such Invention was first made or conceived after termination of my employment with Jaded Pixel.

(6) During my employment with Jaded Pixel and at any time thereafter, I will, at the request and expense of Jaded Pixel, complete and return to Jaded Pixel all documents necessary for the preparation and filing of applications covering the registration of intellectual property rights in Inventions in all countries, as well as perform all other acts which Jaded Pixel may deem necessary or advisable for the purpose of protecting or recognizing Jaded Pixel’s rights to same.

(7) I acknowledge that Jaded Pixel may from time to time have agreements with other persons or with the Canadian government or its agencies that impose

Jaded Pixel Technologies Inc. Standard Confidentiality, Non-Competition and Non-Solicitation Agreement

obligations or restrictions on Jaded Pixel regarding Inventions made during the course of work under such agreements or regarding the confidential nature of such work. I agree to be bound by all such obligations or restrictions and to take all action necessary to discharge the obligations Jaded Pixel may have under such agreements.

(8) Upon the termination of my employment with Jaded Pixel, I agree to surrender promptly to Jaded Pixel all records or other evidence of any Inventions that are not Exempted Inventions.

5.	Non-competition

I agree that I will not, during the duration of my employment and for a period of eight (8) months following the termination of my employment whether as principal, as agent or as an employee of, or in partnership or association with, any person, firm or corporation or in any manner whatsoever, directly or indirectly: carry on, be engaged in, advise, own shares, lend money to, guarantee the debts or obligations of, or permit my name to be used or employed by, any person, firm or corporation engaged in, concerned with or interested in marketing or advertising services or providing electronic illustration services, anywhere within the geographical area of Canada or any other areas where Jaded Pixel markets its products and services (other than solely as a holder of not more than 1% of the issued and outstanding voting shares of any public corporation).

6.	Non-solicitation

(1) I further agree that for a period of twelve (12) months following the termination of my employment, for whatever reason, I will not, directly or indirectly, solicit business from any client or potential client of Jaded Pixel which was served or solicited by me directly or indirectly on behalf of Jaded Pixel within the twelve (12) months immediately preceding the termination of my employment.

(2) I further agree that for a period of twelve (12) months following the termination of my employment, I will not, directly or indirectly, hire or take away or cause to be hired or taken away, any employee of Jaded Pixel who was in the employ of Jaded Pixel during the twelve (12) months preceding the termination of my employment.

7.	Injunctive Relief

(1) I acknowledge and confirm that the scope of the covenants in clauses 5 and 6 are in all respects (and particularly in respect of area, time and subject matter), no more than is reasonable to protect Jaded Pixel’s interests.

(2) I understand and agree that the damages which Jaded Pixel might suffer from my violation of any of my obligations set out in this Agreement would be difficult or impossible to measure and that Jaded Pixel is entitled to, in addition to all other remedies it may have, injunctive relief for any such violation (including interim, interlocutory and permanent injunctive relief).

8.	General Agreement Provisions

(1) Each provision in this Agreement is separate and distinct. In the event that any provision in this Agreement is determined by a court to be invalid, such provision will be severable from this Agreement and the validity of the other

Jaded Pixel Technologies Inc. Standard Confidentiality, Non-Competition and Non-Solicitation Agreement

provisions shall not be affected.

(2) The failure of Jaded Pixel to require the performance of any term of this Agreement, or the waiver by Jaded Pixel of any breach of this Agreement by me shall not prevent a subsequent exercise or enforcement. of such terms or be deemed a waiver of any subsequent breach of the same or any other term of this Agreement.

(3) My obligations under this Agreement shall survive the termination of my employment regardless of the reasons for such termination and whether such termination is occasioned by me, by Jaded Pixel with or without cause, or by mutual agreement.

(4) I acknowledge that:

(a)	I have had time to review this Agreement and to obtain independent legal advice in connection with it and its execution;

(b)	I fully understand its contents;

(c)	I have signed it freely and voluntarily;

(d)	this Agreement is reasonable and I understand that it is necessary to protect the legitimate interests of Jaded Pixel.

(5) The terms and conditions of this Agreement can only be modified by the written agreement of the parties.

(6) This Agreement shall be construed in accordance with, and governed by, the laws of the Province of Ontario and the laws of Canada applicable therein, without reference to conflicts of laws. The courts of Ontario shall have exclusive jurisdiction over all disputes that may arise between the parties arising from this Agreement.

Jaded Pixel Technologies Inc. Standard Confidentiality, Non-Competition and Non-Solicitation Agreement

DATED at the City of Ottawa, Province of Ontario, this 9th day of December, 2010.

Daniel Weinand

Signature:	/s/ Daniel Weinand
Name:	Daniel Weinand
Address:	76 Jolliet Ave, Ottawa K1C 5H2

Jaded Pixel Technologies Inc.

BY:	/s/ Tobias Lütke
Name:	Tobias Lütke
Title:	CEO